Exhibit 10.2

[Convenience Translation from Hebrew]

Employment Agreement

Entered in Airport City on 1.1.2012

Between:	Todos Medical Ltd.
Of 12 Kineret Street, Airport City, Ben Gurion
(the "Company")
On one side
And	Udi Zelig ID number 031664477
Of Kibbutz Nir Yitzhak
(the "Employee")
On the other side

Whereas               And parties are interested that the Employee will be employed as a researcher and developer of medical systems with the Company "Todos Medical Ltd"; and

Whereas               The parties wish to settle the terms of employment of the Employee;

Thus stated, is agreed between the parties as follows: -

1.	Introduction and Interpretation

1.1	The preamble to this Agreement and the annexes attached to it, form an integral part hereof.

1.2	The section headings are for purposes of convenience only and should not be used for interpretation of this Agreement.
1.3	The term "Employee" - in masculine form for convenience purposes only and the intention is also for an employee [female]

2.	Representations of the Parties

2.1	The parties declare and confirm that this Agreement is personal and unique, which regulates the relationship between the Company and the Employee, and therefore do not apply to any Employee collective agreement rules, industries or special, including any special collective agreement of the Company.

2.2	The parties declare that this Agreement covers all payments, benefits and other terms of any kind the Employee is entitled to, and the Employee is not entitled to and will not require any payment and/or benefit from the Company, unless they expressly specified in this Agreement.

2.3	Employee acknowledges and agrees that:

(A)	He has the skills and ability to perform the role defined in this Agreement;

(B)	His signature on this Agreement or employment with the Company shall not constitute a breach of any agreement or undertaking that is a party or is subject to, and that he does not need anyone's approval for such purposes;

 Attached as "Appendix B" written assignment of rights from Crow technologies 1977 Ltd to the  Company.

(C)	The Employee shall not use during his employment with the Company any confidential information of any third party, including the Employee's previous employer, unless by consent.

3.	Role and Commencement of Work

3.1	The Employee will serve and will be employed by the Company as researcher and developer of medical systems.

3.2	The commencement of Employees work is on 1.1.2012 ("The date of commencement of work")

3.3	In performing his role with the Company, the Employee shall be subject to and act on the guidelines as defined by the work description, as determined from time to time by division manager and/or CEO. Duties of the Employee in performing his role shall be determined from time to time by him.

3.4	Employee affirms and confirms the following:

(A)	That the Employee's duties among senior management roles requiring a special degree of personal trust, and that working conditions do not allow the Company to control the working hours and rest and the Hours of Work and Rest Law - 1951 does not apply.

(B)	That his employment requires him to work outside of normal working hours and on holidays and rest days, and he undertakes to work overtime in accordance with the needs of the work. The salary of the Employee is determined considering the above, and he will not be entitled to any additional payment beyond the consideration specified in the Agreement for any overtime.

4.	Employee Undertakings

4.1	Employee undertakes to fulfill his duties honestly, faithfully and loyally, and to devote to his work and to promote the Company's affairs all his energy, knowledge, time, expertise, and abilities.

4.2	During the term of employment under this Agreement, the Employee will not be entitled to engage, directly or indirectly, in any other work, including with the provision of any service for or without consideration, unless he has received the Company's prior written consent.

4.3	Except as stated in this Agreement, the Employee does not receive for his work any compensation or any benefit, from any other party, whether directly or indirectly.

4.4	Employee undertakes to inform the Company of any matter in which he may have an interest that may create a conflict of interest with his position in the Company or entities controlled by the Company or its shareholders.

4.5	Employee undertakes that during the term of his employment and thereafter, he will not assist in the filing of any civil action against the Company unless his assistance is required by law and he undertakes to reasonably assist the Company, at its request in any claim that the Company may be involved.

4.6	Employee undertakes to deliver to the Company any knowledge and information relating to the Company and/or which may be useful to the Company, not to remove, transfer or deliver information as aforesaid to any third party and not to use same for personal purposes and/or not in the performance of his role.

4.7	Employee undertakes to refrain from acts and/or omissions that could impair the Company's property and/or rights, its interests and/or good name and/or its reputation, and to take all necessary steps to avoid damage to the Company and to protect its property, rights, good name and reputation.

5.	Work Remuneration

5.1	Employee's monthly salary will amount to NIS 15,000 gross (fifteen thousand NIS) plus global remuneration in respect of overtime in the amount of NIS 2,500 ₪gross (two thousand five hundred ₪) per month (monthly salary gross of the Employee plus the rewards of the global shall be referred to as "Total Salary".

5.2	It is hereby declared explicitly that in respect of overtime, the global remuneration specified above, will be a full and complete consideration in respect of the Employee overtime hours as may be required from time to time according to the needs, in accordance with section 3.4 above, and the Employee will not be entitled to any additional payment except for the amount specified in this section for work overtime or during holiday and rest days.

5.3	The Parties reaffirm that the remuneration in respect of overtime as stated above, is an expression of reasonable and honest assessment of overtime the Employee will be required to work.

6.	Managers Insurance/Pension

6.1	The Company will manage for the Employee "manager insurance", subject to guidelines determined from time to time by the Income Tax Commission. The Company set aside and transfer insurance Company premiums in respect of such insurance at a rate of 13.33% of the Total Salary as follows: amount at the rate of 8.33% for severance pay, and the amount at the rate of 5% for remuneration.

In addition the Company will deduct from the base salary of the Employee and will transfer an amount at the rate of 5% for Employees' contribution. Employee hereby gives the Company an irrevocable instruction to deduct from the Total Salary the amount of 5%, as mentioned above.

6.2	In addition, the Company will insure the Employee insurance against disability Working at the rate of 1.1% of Total Salary, which will be paid by the Company.

7.	Education fund

The Company set aside and transfer for the Employee every month, to a recognized education fund an amount at the rate of 7.5% of the Total Salary, and will withhold and transfer the same an amount at the rate of 2.5% of the Total Salary, all up to the amount recognized for income tax purposes. Employee hereby irrevocably instructs the Company to deduct from his basic salary the amount that amount that he is required to contribute to the education fund as aforesaid and to transfer such amount to the fund. Upon termination of employment for any reason except for the breach of trust or a crime involving moral turpitude, the Company will release the its contributions to the fund, to the Employee.

8.	Annual vacation, recreation and illness

8.1	The Employee shall be entitled to annual leave of 18 working days. Holiday days will be determined by the Company in coordination with the Employee considering the needs of the Company. The Company may split vacation, taking into account, where possible, the Employee wishes.

8.2	The Employee shall be entitled to recreation payment as required by Recreation Pay law.

8.3	The Employee shall be entitled to sick days, as stated by the Sick Pay Law 1976.

9.	Car and Mobile Phone

9.1	The Company will provide the Employee a company car. The Company will bear all operation, maintenance, repair expenses, including insurance and registration except for fines, premiums and/or payments that the Company is not obliged and/or permitted to bear. The vehicle shall be at the responsibility of the Employee. The Employee will use the vehicle reasonable and careful use in accordance with Company's guidelines and the applicable laws.

9.2	The use of the vehicle by the Employee shall be subject to Company's instructions as may be given from time to time.

9.3	Each month, value of use shall be added to Employee's monthly salary as described by the Income Tax regulations and taxes shall be withheld by law.

9.4	The Company shall provide to the Employee a cellular phone. Each month, the value of use shall be added to the Employee's monthly salary as described by the Income Tax regulations and taxes shall be withheld by law.

9.5	The vehicle, cellular phone and any other equipment that was used by the Employee during his work will be returned to the Company immediately upon termination. Employee shall not have not right of lien over the vehicle, phone and such equipment.

10.	Term

10.1	Each party shall be entitled to terminate this Agreement by a prior written notice of at least 30 days.

10.2	In any event that Company will be entitled to terminate Employee's work immediately or bring it to an end at any time during the prior notice period and in such event, the Company shall pay the Employee redemption of prior notice for the prior notice period during which employer-employee relations will cease to exist between the Company and the Employee.

10.3	Notwithstanding the foregoing, in the event that an Employee's act (or omission) entitles exclusion of severance pay, in whole or in part, based on the applicable laws in Israel including without derogating from the generality of the aforesaid, circumstances which harm the integrity or breach fiduciary duty or in the case of an offense involving moral turpitude, or a serious breach of his obligations to the Company, the Company shall be entitled to terminate this Agreement immediately, without notice period.

10.4	Employee undertakes that in any case he will cease working for the Company, he shall - in an orderly manner and according to the procedures determined by the role and- transfer the documents and the projects handled by him – to the person entrusted with continuing the duties of the Employee, in an orderly fashion and without causing damage to the Company.

11.	Obligations to confidentiality, non compete and intellectual property – attached as Appendix A.

12.	Miscellaneous

12.1	It is hereby declared that unless this Agreement otherwise specifies, Employee shall bear the taxes and mandatory payments to be applied in connection with all funds, benefits, rights and benefits granted to him under this Agreement and that the Company may deduct from any payment due from the Employee any amount of tax, or other mandatory payment deduction is required by law.

12.2	This Agreement exhaust the agreement between the Parties in all matters discussed in this Agreement and shall not be all negotiations, commitments, consents made, if made in relation to such matters, orally or in writing, implicitly or explicitly, prior to this Agreement, shall not be valid.

12.3	No waiver or non-insistence by the Company on fulfillment of any provision by the Employee in one instance, will constitute waiver or oblige it in another instance.

12.4	No amendment to this Agreement will be valid unless made in writing and signed by the parties to this Agreement.

12.5	Addresses of the parties for the purposes of this Agreement are as described in the preamble hereof, and any notification sent by registered mail from one side to another, to the said address shall be deemed to have been received by the addressee 72 hours from the time of delivery mail delivery in Israel, and if delivered by hand or sent by facsimile (with confirmation of receipt) – upon its delivery.

- IN WITNESS WHEREOF the parties have signed -

[signature]	[signature]

The Company	Employee

Appendix A to an Employment Agreement dated 1.1.2012

To

Todos Medical Ltd.

12 Kineret Street Airport city

Dear Madam/Sir

Re: Undertaking of Maintaining Confidentiality, non-competition and Intellectual Property

I, the undersigned Udi Zelig, Id number 031664477 represent and warrant to Todos Medical Ltd. (The "Company") as follows:

1) I am aware that during my work under the employment agreement between me and the Company 1.1.2012 (the "Employment Agreement"), I will be exposed to or will become aware of Information (as defined below) of the Company and I am aware that such Information is among the primary and vital assets of the Company.

I hereby undertake to maintain in absolute confidence the Information and not to disclose and/or to transfer, directly or indirectly, to any person or entity, whether receive or will be received by me, orally in writing or otherwise in any form and/or media, directly or indirectly, including Information received from third parties related to the Company and not to make any use, directly or indirectly, in the information which is not for the purpose of my employment. My undertaking shall apply without any time limitation, even following the termination of my engagement with the Company in accordance with the employment agreement.

In this deed of undertaking, "Information" is any information and know-how existing or which shall come into existence at the Company, related or connected in any way to the Company and/or its operations, and/or activities and/or entities or corporations or related parties including (without limitation) – all information related directly or indirectly to research and development of existing or future products, inventions, hardware, software, manufacturing processes, discoveries, improvements, developments, sketches, calculations, designs, calculations, diagrams, formulae, computer files, computer programs, data, planning processes, client list, supplier list, financial data, costs, prices, payment terms, plans, trade secrets, business plans, client names, sales, prices and any other information related to the business of the Company and/or its customers and/or suppliers including potential customers that the company is under negotiations with, whether the information is patentable or otherwise.

I am ware that the Company is bound by confidentiality and non compete by virtue of agreements that it has with suppliers, clients and third parties and I hereby undertake to fulfill in loyalty the Company's obligations towards such entities to preserve secrecy and non compete.

2) in case of termination of engagement between me and the Company in accordance with the employment agreement, for any reason whatsoever, I hereby undertake that all Information in any media that shall be in my possession and/or control shall be returned to the Company immediately upon such termination.

3) I hereby commit to inform, disclose and provide to the Company all information that I shall receive, in any way, information that is the fruit of an idea or development of mine during my time of employment with the Company whether patentable or not, whether can be protected by copyright or other intellectual property right, whether registrable or not.

4) In my signing this undertaking deed, I hereby waive and assign to the Company and undertake waiver and assign in the future all rights (as such may exist), in any Information, know-how, development, result, improvement, invention, idea, creation, formulae, code, finding, research, conclusions, whether patentable or not, able to be protected by copy right or other intellectual property rights, registrable or not that I made/will make, develop/will develop, discovered/will discover, by myself or together with others, during or in connection with my employment with the Company ("Work Products"). I hereby confirm that the Company will have exclusive intellectual property rights in the Work Products in Israel and abroad and I will not be entitled to any additional consideration for them except for the consideration paid to me under my employment agreement.

5) I hereby commit to cooperate, deliver all detail required to effect registration, assist in preparation and registration of patents and/or any other intellectual property right for the benefit of the Company in Israel or abroad and to sign all document required for such registration in Israel or abroad and to cooperate and assist the Company in protecting its rights. My undertaking will apply, without any time limitation, even after termination of my employment with the Company under my employment agreement.

6) I hereby declare that the consideration to be paid to me by the Company under the employment agreement includes special consideration in respect of my commitments pursuant to section 6 above and I shall have no claim or demand in connection with section 6 above.

7) I hereby confirm and declare that I am aware that breach of my undertakings above (or any of them) may cause the Company irreparable and severe damages and that monetary compensation may not be an adequate remedy and therefore I hereby agree and undertake not to object in case of breach of any of my undertakings according to this deed of undertaking, that a competent court will issue a temporary or other injunction in order to prevent or stop the breach.

8) without derogating from the aforesaid in section 8, I hereby undertake to indemnify and compensate the Company for any damage and/or expense caused to it as a result of my breach, including court fees and legal expenses, loss or damage to reputation, without derogating from any remedy afforded to the Company by law.

9) I declare and confirm that I am aware that without my undertaking according to this deed of undertaking, the Company would not have engaged with me in the employment agreement.

In witness whereof, I signed today:

Signature:	[signature]	Date: [1.1.2012]

Witness to signature: [Rami Zigdon signature]

Appendix B to the Employment Agreement dated            , 2011

To

Todos Medical Ltd.

12 Kineret Street Airport City

Dear Sir/Madam,

Re: Assignment of Rights

We, the undersigned, Crow Technologies 1977 Ltd. (the "Assignor"), hereby assign to Todos Medical Ltd., irrevocably and absolutely, all intellectual property rights, as may exist now or in the future, by law and in accordance with the employment agreement dated November 15, 2009 between us and Mr. Udi Zelig Id number 031664477 ("Employee") in all results of Employee's employment, in Israel and abroad.

Crow Technologies 1977 Ltd.
Company number 52-0039033